Exhibit 99.1

Contact:	Media Contact:
Sylvia Wheeler	Susan Lehner
Sr. VP, Corporate Affairs & Investor Relations	510 809 2137
510 809 9264	press@aduro.com

Aduro Biotech Reports Third Quarter 2017 Financial Results

BERKELEY, Calif., October 31, 2017 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the third quarter of 2017. Net loss for the third quarter of 2017 was $24.5 million, or $0.33 per share, and for the nine months ended September 30, 2017 net loss was $65.7 million, or $0.92 per share, compared to net loss of $35.1 million, or $0.54 per share, and net loss of $61.6 million, or $0.96 per share, respectively, for the same periods in 2016.

Cash, cash equivalents and marketable securities totaled $373.5 million at September 30, 2017, compared to $361.9 million at December 31, 2016.

“This has been a solid year of progress in advancing our oncology pipeline, with the initiation of multiple new clinical trials across a number of indications,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “These activities position us well for upcoming data readouts that will inform our strategy as we seek to aggressively advance programs with the most potential to make a difference for patients.”

Key Recent Accomplishments

•	Initiated Phase 1b trial of ADU-S100 in combination with anti-PD-1 in collaboration with Novartis
•	Initiated Phase 1 study of personalized LADD (pLADD) using patient-specific neoantigens in adults with metastatic colorectal cancer that is microsatellite stable
•	Received FDA clearance of an Investigational New Drug Application for the Phase 1 study of BION-1301, an anti-APRIL antibody
•	Bolstered intellectual property position in STING field with two new patent issuances

Remaining Anticipated 2017 Milestones

•	Report early observations from the ongoing Phase 2 mesothelioma study evaluating CRS-207 in combination with pembrolizumab
•	Provide an update on the safety and tolerability of ADU-S100 in the ongoing dose-escalation Phase 1 monotherapy trial
•	Initiate Phase 1 multiple myeloma trial with BION-1301, an anti-APRIL antibody
•	Janssen expected to advance the ADU-214 program into a Phase 1b/2 trial in lung cancer

Third Quarter 2017 Financial Results

Revenue was $3.8 million for the third quarter of 2017 and $13.5 million for the nine months ended September 30, 2017, compared to $3.8 million and $46.8 million, respectively, for the same periods in 2016. There was no change in revenue for the third quarter of 2017 compared to the third quarter of 2016.  The decrease in revenue for the nine months ended September 30, 2017 was primarily due to the recognition of a $35.0 million milestone payment in the second quarter of 2016 in connection with the clinical advancement of ADU-S100 under our agreement with Novartis.

Research and development expenses were $24.5 million for the third quarter of 2017 and $66.5 million for the nine months ended September 30, 2017, compared to $19.0 million and $66.9 million, respectively, for the same periods in 2016. The increase in research and development expenses for the third quarter of 2017 was primarily related to increased costs to manufacture our B-select antibodies, as well as higher facility related costs.  The decrease in research and development costs for the nine months ended September 30, 2017 was primarily due to reduced GVAX Pancreas manufacturing and pancreatic cancer clinical trial expenses, partially offset by increased costs to manufacture our B-select antibodies as well as higher personnel and facility related costs in 2017.

General and administrative expenses were $8.5 million for the third quarter of 2017 and $25.0 million for the nine months ended September 30, 2017, compared to $8.6 million and $26.3 million, respectively, for the same periods in 2016. The decrease in general and administrative expenses in both periods was primarily related to lower professional services and consulting expenses in 2017.

Income tax benefit was $3.9 million for the third quarter of 2017 and $10.4 million for the nine months ended September 30, 2017, compared to a provision for income taxes of $11.7 million and $16.4 million, respectively, for the same periods in 2016. The income tax benefit recorded in 2017 was due to the current benefit of federal income taxes paid in 2016.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that transform the treatment of challenging diseases. Aduro's technology platforms, which are designed to harness the body's natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro's LADD technology platform is based on proprietary attenuated strains of Listeria that have been engineered to express tumor-associated antigens to induce specific and targeted immune responses. This platform is being developed as a treatment for multiple indications, including mesothelioma, gastric, ovarian, lung and prostate cancers. Additionally, a personalized form of LADD, or pLADD, is in Phase 1 development utilizing tumor neoantigens that are specific to an individual patient’s tumor. Aduro's STING Pathway Activator platform is designed to activate the STING receptor in immune cells, resulting in a potent tumor-specific immune response. ADU-S100 is the first STING Pathway Activator compound to enter the clinic and is currently being evaluated in both a Phase 1 monotherapy study as well as a Phase 1b combination study with an anti-PD1 immune checkpoint inhibitor. Aduro’s B-select monoclonal antibody platform is comprised of a number of immune modulating assets in research and preclinical development, including BION-1301, an anti-APRIL antibody. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, our ability to advance our drug development programs, plans, timing and the availability of observations, updates and results for our clinical trials and those of our collaborators, the timing and receipt of milestone payments, and the potential for eventual regulatory approval of our product candidates. In some cases you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2017, to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Collaboration and license revenue	$3,704	$3,794	$13,352	$46,715
Grant revenue	90	—	131	88
Total revenue	3,794	3,794	13,483	46,803
Operating expenses:
Research and development	24,454	19,046	66,464	66,855
General and administrative	8,458	8,556	24,982	26,255
Amortization of intangible assets	145	138	413	415
Total operating expenses	33,057	27,740	91,859	93,525
Loss from operations	(29,263)	(23,946)	(78,376)	(46,722)
Interest income	998	566	2,428	1,540
Other loss, net	(129)	(1)	(197)	(32)
Loss before income tax	(28,394)	(23,381)	(76,145)	(45,214)
Income tax (benefit) provision	(3,874)	11,670	(10,414)	16,368
Net loss	$(24,520)	$(35,051)	$(65,731)	$(61,582)
Net loss per common share, basic and diluted	$(0.33)	$(0.54)	$(0.92)	$(0.96)
Shares used in computing net loss per common share, basic and diluted	75,167,334	65,134,102	71,529,043	64,472,947

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$159,040	$74,932
Short-term marketable securities	186,467	272,500
Accounts receivable	1,348	1,138
Income tax receivable	12,509	—
Prepaid expenses and other current assets	4,597	6,194
Total current assets	363,961	354,764
Long-term marketable securities	27,999	14,474
Property and equipment, net	28,280	26,384
Goodwill	8,602	7,658
Intangible assets, net	30,822	27,827
Restricted cash	468	468
Deferred tax assets	4,283	6,319
Other assets	716	717
Total assets	$465,131	$438,611
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,479	$2,206
Accrued clinical trial and manufacturing expenses	6,616	4,777
Accrued expenses and other liabilities	11,249	8,597
Deferred revenue	14,945	15,052
Total current liabilities	34,289	30,632
Deferred rent	8,471	6,786
Contingent consideration	6,250	4,032
Deferred revenue	151,852	162,963
Deferred tax liabilities	6,481	5,869
Other long-term liabilities	1,374	1,109
Total liabilities	208,717	211,391
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	8	7
Additional paid-in capital	512,436	420,897
Accumulated other comprehensive income (loss)	1,701	(1,684)
Accumulated deficit	(257,731)	(192,000)
Total stockholders’ equity	256,414	227,220
Total liabilities and stockholders’ equity	$465,131	$438,611